UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Inspire Medical Systems, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Inspire Medical Systems, Inc.
5500 Wayzata Blvd., Suite 1600
Golden Valley, MN 55416
March 16, 2021
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Inspire Medical Systems, Inc., which will be held on Thursday, April 29, 2021, beginning at 8:00 a.m. Central Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 4, 2021 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting.
Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the annual meeting via the Internet. Please vote electronically over the Internet, by telephone or if, you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/INSP2021.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Marilyn Carlson Nelson
Chair of the Board

Inspire Medical Systems, Inc.
5500 Wayzata Blvd., Suite 1600
Golden Valley, MN 55416
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Inspire Medical Systems, Inc., a Delaware corporation, will be held on Thursday, April 29, 2021, at 8:00 a.m. Central Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/INSP2021. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”
The Annual Meeting is being held:
1.
to elect Marilyn Carlson Nelson, Jerry C. Griffin, M.D., and Casey M. Tansey as Class III directors to hold office until the Company’s annual meeting of stockholders to be held in 2024 and until their respective successors have been duly elected and qualified;

2.	to ratify, in a non-binding vote, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
3.	to approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
4.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock as of the close of business on March 4, 2021 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof.
Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.
By Order of the Board of Directors

Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary
Golden Valley, MN
March 16, 2021
This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 16, 2021.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

i

ii

Inspire Medical Systems, Inc.
5500 Wayzata Blvd., Suite 1600
Golden Valley, MN 55416
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2021
This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2020 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of Inspire Medical Systems, Inc. (the “Company,” “Inspire,” “we,” “us,” or “our”), in connection with our 2021 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 16, 2021.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Thursday, April 29, 2021 at 8:00 a.m. Central Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/INSP2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on March 4, 2021 (the “Record Date”).
What are the purposes of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:
•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
•	Proposal No. 3: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?
At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize, via the Internet or telephone, your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.
What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
Can I vote my shares by filling out and returning the Notice and Access Card?
No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.
Who is entitled to vote at the Annual Meeting?
Holders of record of shares of our common stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 27,168,148 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 8:00 a.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Central Time, and you should allow ample time for the check-in procedures.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.
Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.
What are “broker non-votes”?
A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.
Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present electronically or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.
How do I vote my shares without attending the Annual Meeting?
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on April 28, 2021.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.
How can I attend and vote at the Annual Meeting?
We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/INSP2021. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/INSP2021.
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/INSP2021 on the day of the Annual Meeting.

•	Webcast starts at 8:00 a.m. Central Time.
•	You will need your 16-Digit Control Number to enter the Annual Meeting.
•	Stockholders may submit questions while attending the Annual Meeting via the Internet.
•	Webcast replay of the Annual Meeting will be available until April 29, 2022.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.
What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
Will I be able to ask questions at the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to fifteen minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. Additionally, our Annual Meeting will follow “Rules of Conduct,” which will be available on our Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”). Under these Rules of Conduct, a stockholder may ask up to two questions, and we will not address questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	repetitious statements already made by another stockholder;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”.
How does the Board recommend that I vote?
The Board recommends that you vote:
•	FOR the nominees to the Board set forth in this Proxy Statement.
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

How many votes are required to approve each proposal?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:
Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative FOR votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN'	None(2)	Yes(4)

Proposal No. 3: Approval, on an advisory (non- binding) basis, of the compensation of our named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN'	None(2)	No(3)
(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.
Who will count the votes?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.
Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•	sending a written statement to that effect to the attention of our Secretary at our corporate offices, provided such statement is received no later than April 28, 2021;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on April 28, 2021;
•	submitting a properly signed proxy card with a later date that is received no later than April 28, 2021; or
•	attending the Annual Meeting, revoke your proxy and voting again.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Why hold a virtual meeting?
We are excited to continue using the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the COVID-19 pandemic, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Board Size and Structure
Our certificate of incorporation as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at nine, and we currently have nine directors serving on the Board.
Our Certificate of Incorporation provides that the Board be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.
Current Directors and Terms
Our current directors and their respective classes and terms are set forth below.
Class I Director – Current Term Ending at 2022 Annual Meeting	Class II Director – Current Term Ending at 2023 Annual Meeting	Class III Director – Current Term Ending at This Annual Meeting
Shelley Broader	Gary L. Ellis	Marilyn Carlson Nelson
Timothy P. Herbert	Georgia Garinois-Melenikiotou	Jerry C. Griffin, M.D.
Shawn T McCormick	Dana G. Mead, Jr.	Casey M. Tansey
Nominees for Director
Ms. Nelson, Dr. Griffin, and Mr. Tansey have been nominated by the Board to stand for election. As the directors assigned to Class III, Ms. Nelson, Dr. Griffin, and Mr. Tansey's current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Ms. Nelson, Dr. Griffin, and Mr. Tansey will each serve for a term expiring at the annual meeting to be held in 2024 (the “2024 Annual Meeting”) and the election and qualification of her or his successor, or until her or his earlier death, resignation or removal.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.
Information About Board Nominees and Continuing Directors
The following pages contain certain biographical information as of March 4, 2021 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions she or he holds, her or his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.
We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.
Class III Director Nominees for Election to Three-Year Terms Expiring at the 2024 Annual Meeting of Stockholders
Class III Directors	Age	Served as Director Since	Current Positions with Inspire
Marilyn Carlson Nelson	81	November 2016	Chair of the Board
Jerry C. Griffin, M.D.	76	January 2008	Director
Casey M. Tansey	63	January 2008	Director
Marilyn Carlson Nelson has served as a member of our Board and as its Chair since November 2016. Ms. Nelson served as Co-Chair of the board of directors and Co-Chief Executive Officer of Carlson Holdings, Inc., an international holdings company, from 1999 until her retirement in June 2020. Ms. Nelson previously served as a member of the board of directors of Carlson, Inc., a hospitality and travel company, from 1989 to 2015, and as its Chief Executive Officer from 1998 to 2008. Ms. Nelson also served on the board of directors of ExxonMobil from 1991 to 2012. Ms. Nelson holds a B.A. in international economics from Smith College and honorary doctorates from Smith College, the University of Minnesota, Johnson & Wales University, Gustavus Adolphus College, and the College of St. Catherine. We believe Ms. Nelson’s extensive public and private board experience and her knowledge of the Company as one of our early investors enable her to make valuable contributions to our Board of Directors.
Jerry C. Griffin, M.D. has served as a member of our Board since January 2008. Since 2006, Dr. Griffin has served as President of Griffin & Schwartz, Scientific Services, Inc., a management consulting firm in the healthcare products industry. From September 2000 to June 2006, Dr. Griffin served as President, Chief Executive Officer and a Director of POINT Biomedical Corp., a developer of pharmaceutical products for use with ultrasound imaging. Dr. Griffin has also been a professor or assistant professor in the Department of Medicine, Division of Cardiology at various teaching institutions. Dr. Griffin holds a B.S. from the University of Southern Mississippi and a M.D. from the University of Mississippi. We believe Dr. Griffin's public and private board experience and his extensive experience in the healthcare products industry enable him to make valuable contributions to our Board.
Casey M. Tansey has served as a member of our Board since January 2008. Since August 2014, Mr. Tansey has served as a Managing Partner of U.S. Venture Partners (“USVP”), a venture capital investment firm, and, from April 2005 to July 2014, as a Managing Member of USVP. Mr. Tansey previously served on the board of directors of Intersect ENT, Inc. from 2006 to 2017 and Reshape Medical, Inc. from October 2008 to October 2017. Mr. Tansey holds a B.S. and M.B.A. from the College of Notre Dame. We believe Mr. Casey’s extensive experience in the medical device industry enables him to make valuable contributions to our Board.

Class I Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders
Class I Directors	Age	Served as Director Since	Current Positions with Inspire
Shelley Broader	56	October 2020	Director
Timothy P. Herbert	58	November 2007	Chief Executive Officer, President and Director
Shawn T McCormick	56	January 2017	Director
Shelley Broader has served as a member of our board of directors since October 2020. Ms. Broader served as Chief Executive Officer and President of Chico’s FAS, Inc., a fashion retailer, from December 2015 to April 2019. Prior to this, Ms. Broader served at Walmart Inc., a multinational retail company, from 2009 to November 2015 in various executive roles, including as President and Chief Executive Officer of the Walmart Europe, Middle East and Sub-Saharan Africa region from July 2014 to October 2015, President and Chief Executive Officer of Walmart Canada Corp. from September 2011 to May 2014, Chief Merchandising Officer of Walmart Canada Corp. from 2010 to 2011 and Senior Vice President for Sam’s Club (a division of Walmart) from 2009 to 2010. Ms. Broader previously served on the board of directors of Chico’s FAS, Inc. from December 2015 to April 2019 and Raymond James Financial, Inc. from February 2008 to February 2020. Ms. Broader is a member of the board of directors of the Moffitt Cancer Center’s National Board of Advisors. Ms. Broader holds a B.A. from Washington State University. We believe Ms. Broader’s significant C-suite leadership experience at a multitude of leading multinational brands enable her to make valuable contributions to our board of directors.
Timothy P. Herbert, our founder, has served as our Chief Executive Officer and President and as a member of our Board since November 2007. Prior to joining us, Mr. Herbert spent 11 years at Medtronic, a medical equipment development company, where he held management positions in product development, clinical research, sales, marketing, and healthcare reimbursement. Mr. Herbert holds a B.S. in electrical engineering from North Dakota State University and an M.B.A. from the University of St. Thomas. We believe Mr. Herbert's experience in the industry, his role as our Chief Executive Officer and President and his knowledge of the Company enable him to make valuable contributions to our Board.
Shawn T McCormick has served as a member of our Board since January 2017. Since November 2020, Mr. McCormick has served as Chief Financial Officer of Aldevron, LLC, a technology company specializing in the manufacture of plasmid DNA, mRNA and proteins. Before Aldevron, Mr. McCormick served as Chief Financial Officer of Tornier N.V., a global orthopedic company, from September 2012 until October 2015 when Tornier merged with Wright Medical Group, Inc. Before Tornier, Mr. McCormick served as Chief Operating Officer of Lutonix, Inc., a medical device company, from April 2011 to February 2012 and as Chief Financial Officer and Senior Vice President of ev3 Inc., a global endovascular company, from January 2009 to July 2010, when ev3 was acquired by Covidien plc. From 1992 to 2009, Mr. McCormick held various positions at Medtronic, including as its Vice President, Corporate Development, where he was responsible for leading Medtronic's worldwide business development activities and VP Finance for the Spinal, Biologics and Navigation business. In addition to serving on our Board, Mr. McCormick has served on the board of directors of Nevro Corp. since 2014. Mr. McCormick also served on the board of directors of Entellus Medical, Inc. from 2014 to February 2018, and Surmodics, Inc. from 2015 to December 2020. Mr. McCormick holds a B.S. in Accounting from Arizona State University and an M.B.A. from the University of Minnesota's Carlson School of Management and is a certified public accountant (inactive). He is also a National Association of Corporate Directors Fellow. We believe Mr. McCormick's financial expertise and extensive experience in the medical device industry enable him to make valuable contributions to our Board.
Class II Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders
Class II Directors	Age	Served as Director Since	Current Positions with Inspire
Gary L. Ellis	64	July 2019	Director
Georgia Garinois-Melenikiotou	61	July 2020	Director
Dana G. Mead, Jr.	61	January 2008	Director
Gary L. Ellis has served as a member of our Board since July 2019. Mr. Ellis was formerly with Medtronic plc and its subsidiary, Medtronic, Inc., a global medical technology company, until his retirement in December 2016. While at Medtronic, he served in various executive capacities, including: Executive Vice President, Global

Operations, Information Technology and Facilities & Real Estate of Medtronic plc from June 2016 to December 2016; Executive Vice President and Chief Financial Officer of Medtronic, Inc. from April 2014 to June 2016; Senior Vice President and Chief Financial Officer of Medtronic, Inc. from May 2005 to April 2014; and Vice President, Corporate Controller and Treasurer of Medtronic, Inc. from 1999 to May 2005. Mr. Ellis currently serves on the board of directors of The Toro Company, a manufacturer of outdoor maintenance equipment, and Hill-Rom Holdings, Inc., a medical equipment manufacturing company, and previously served on the board of directors of Itamar Medical Ltd., a maker of home medical equipment for sleep apnea. Mr. Ellis holds a B.S. in Accounting from the University of South Dakota and is a Certified Public Accountant (Inactive). We believe Mr. Ellis’ financial expertise and extensive experience in the medical device industry enable him to make valuable contributions to our Board.
Georgia Garinois-Melenikiotou has served as a member of our board of directors since July 2020. Ms. Garinois-Melenikiotou was formerly Executive Vice President, Corporate Marketing at The Estée Lauder Companies (“ELC”), a global beauty products company, from January 2015 through July 2020 and ELC’s Senior Vice President, Corporate Marketing from 2010 through December 2014. Prior to ELC, Ms. Garinois-Melenikiotou had a 27-year career at Johnson & Johnson, a global manufacturer of medical devices, pharmaceutical products and consumer packaged goods, including several senior leadership positions, most recently as President, Beauty Global Business Unit Strategy and New Growth from 2007 to 2010 and, prior to that, as President, Beauty Care, EAME from 2006 to 2007. In addition to serving on our Board of Directors, Ms. Garinois-Melenikiotou has served on the Board of Directors of Almirall, S.A., a Spanish pharmaceutical company, since 2015, and Pulmonx Corporation, a medical technology company, since September 2020. Ms. Garinois-Melenikiotou holds a B.S. and an M.S. in engineering from the National Technical University of Athens and an M.B.A. from the Sloan School of Management at M.I.T. We believe Ms. Garinois-Melenikiotou’s expertise in global consumer marketing, as well as broad corporate management experience through various senior level roles at multinational companies, enable her to make valuable contributions to our board of directors.
Dana G. Mead, Jr. has served as a member of our Board since July 2008. Mr. Mead served from May 2019 to February 2021 as the Chief Executive Officer and President of HeartFlow, Inc., a digital health company transforming how heart disease is diagnosed and treated. From 2016 to May 2019, Mr. Mead served as the Chief Executive Officer and President of Beaver-Visitec International, Inc., a surgical device developer and manufacturer. From 2005 to 2016, Mr. Mead served as a Partner at Kleiner Perkins Caufield & Byers, a venture capital investment firm. In addition to serving on our Board of Directors, Mr. Mead has served on the board of directors of Intersect ENT, Inc., a medical technology company, since June 2015, and Pulmonx Corporation since 2008. From May 2011 to December 2016, Mr. Mead served on the board of directors of Teladoc, Inc., a telehealth company. Mr. Mead holds a B.A. from Lafayette College and an M.B.A. from the University of Southern California. We believe Mr. Mead’s extensive directorship experience and his broad experience in the healthcare industry enable him to make valuable contributions to our Board.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election of Marilyn Carlson Nelson, Jerry C. Griffin, M.D., and Casey M. Tansey as Class III directors to hold office until the 2024 Annual Meeting and until their respective successors have been duly elected and qualified.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP has served as our independent registered public accounting firm since 2015. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021.
Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
Audit, Audit-Related, Tax, and All Other Fees
The table below sets forth the aggregate fees billed to Inspire for services related to the fiscal years ended December 31, 2020 and 2019, respectively, by Ernst & Young LLP, our independent registered public accounting firm.
	Year Ended December 31,
	2020	2019
Audit Fees(1)	$499,328	$462,155
Audit-Related Fees(2)	—	—
Tax Fees(3)	116,393	62,514
All Other Fees(4)	3,325	3,325
Total	$619,046	$527,994
(1)
Audit Fees for both years presented consist of fees billed for professional services by Ernst & Young LLP for the audit of our annual financial statements, related services that are normally provided in connection with statutory and regulatory filings or engagements, and, in fiscal 2020 only, fees in connection with our follow-on offering.

(2)	Audit-Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP.
(4)	All Other Fees consist of an online accounting research tool subscription.
Pre-Approval Policies and Procedures
The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The audit committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the audit committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee.
On an annual basis, the audit committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the audit committee. The audit committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the audit committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts.
The services provided to us by Ernst & Young LLP in fiscal 2019 and fiscal 2020 were provided in accordance with our pre-approval policies and procedures, as applicable.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
Audit Committee Report
The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “Corporate Governance— Audit Committee.” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
In the performance of its oversight function, the audit committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2020. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.
Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Shawn T McCormick (Chair)
Georgia Garinois-Melenikiotou
Dana G. Mead, Jr.

EXECUTIVE OFFICERS
The table below identifies and sets forth certain biographical and other information regarding our executive officers as of March 4, 2021. There are no family relationships among any of our executive officers or directors.
Executive Officer	Age	Position	In Current Position Since
Timothy P. Herbert	58	Chief Executive Officer, President and Director	2007
Richard J. Buchholz	53	Chief Financial Officer	2014
Randall A. Ban	56	Chief Commercial Officer	2009
Philip J. Ebeling	50	Chief Operating Officer	2020
Steven L. Jandrich	54	Vice President, Human Resources	2017
Bryan K. Phillips	49	Sr. Vice President, General Counsel and Secretary, and Chief Compliance Officer	2021
See page 9 of this Proxy Statement for Timothy P. Herbert’s biography.
Richard J. Buchholz has served as our Chief Financial Officer since May 2014. Prior to joining us, Mr. Buchholz served as the Chief Financial Officer, Secretary and Treasurer at superDimension, Ltd., a medical device manufacturer (which was acquired by Covidien plc in May 2012), from August 2006 to July 2013. Mr. Buchholz holds a B.B.A. from the University of Wisconsin, Eau Claire and is a certified public accountant (inactive).
Randall A. Ban has served as our Chief Commercial Officer since July 2019. Prior to that, he served as our Senior Vice President, Sales and Marketing from July 2009 to December 2018 and, in December 2018, his title was changed to Senior Vice President, Global Sales and Marketing. Before joining us, he served as Chief Operating Officer at Vertebral Technologies Inc., a medical device company, from 2008 to 2009. From 1994 to 2008, Mr. Ban worked in a variety of sales and marketing leadership positions while at Guidant Corporation (Guidant was acquired by Boston Scientific in 2006). He began his career at Eli Lilly and Company in 1990. Mr. Ban holds a B.S. in marketing and an M.B.A., both from Indiana University.
Philip J. Ebeling has served as our Chief Operating Officer since June 2020. Prior to joining Inspire, he worked for Abbott Laboratories as Vice President and Chief Technology Officer in the Cardiovascular and Neuromodulation Division from January 2017 to March 2018. From January 2016 to January 2017, Mr. Ebeling was Chief Technology Officer of St. Jude Medical, Inc., a medical device company that was acquired by Abbott Laboratories in January 2017. Prior to that, Mr. Ebeling served in various other roles at St. Jude Medical, Inc., including Senior Vice President, Research and Development in the Cardiovascular and Electrophysiology Division from 2012 to January 2016 and Vice President of Research and Development for the Cardiovascular Division from 2008 to 2011. Before joining St. Jude Medical in 2008, Mr. Ebeling spent 12 years at Boston Scientific Corporation where he held numerous positions including Director of Program Management—Risk Management. Mr. Ebeling has a B.S. in Chemical Engineering from the University of Minnesota and an MBA from the University of St. Thomas. He is a member of the National Society of Professional Engineers.
Steven L. Jandrich has served as our Vice President, Human Resources since September 2017, and as our Chief Compliance Officer from September 2017 to January 2021. From May 2015 to September 2017, Mr. Jandrich served as Vice President, Human Resources for Link Snacks, Inc., a multinational retail snack producer, where he led human resources functions including talent management and employee relations. From 2001 through April 2015, Mr. Jandrich held several leadership positions at St. Jude Medical which included Vice President Human Resources, leading the International Division's human resources and commercial operations functions through rapid development. Mr. Jandrich holds a B.B.A. and M.B.A., both from the University of St. Thomas.
Bryan K. Phillips has served as our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since January 2021. From December 2019 to January 2021, Mr. Phillips served as Chief Legal Officer of Cerevel Therapeutics Holdings, Inc., a biopharmaceutical company. From July 2005 to November 2019, Mr. Phillips held several positions of increasing responsibility at Surmodics, Inc., a medical technology company, most recently as its Senior Vice President, Legal and Human Resources, General Counsel and Secretary. Previously, Mr. Phillips served as Patent Counsel at Guidant Corporation’s Cardiac Rhythm Management Group (now part of Boston Scientific) from 2001 to 2005. Mr. Phillips began his legal career at a Minneapolis-based intellectual property law firm. Mr. Phillips earned a B.S. in mechanical engineering from the University of Kansas and a J.D. from the University of Minnesota Law School.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Governance Documents” section of the “Investors” page of our website located at www.inspiresleep.com, or by writing to our Secretary at our offices at 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416. Among the topics addressed in our Corporate Governance Guidelines are:
•	Board size, independence and qualifications	•	Stock ownership

•	Executive sessions of independent directors	•	Board access to senior management

•	Board leadership structure	•	Board access to independent advisors

•	Selection of new directors	•	Board self-evaluations

•	Director orientation and continuing education	•	Board meetings

•	Limits on board service	•	Meeting attendance by directors and non-directors

•	Change of principal occupation	•	Meeting materials

•	Term limits	•	Board committees, responsibilities and independence

•	Director responsibilities	•	Succession planning

•	Director compensation
Board Leadership Structure
Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment of a lead independent director (the “Lead Director”) by the independent directors of the Board. The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairperson of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairperson of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairperson of the Board qualifies as independent, the Chairperson of the Board will serve as Lead Director.
The positions of our Chair of the Board and our Chief Executive Officer and President are currently served by two separate persons. Ms. Nelson serves as Chairman of the Board, and Mr. Herbert serves as our Chief Executive Officer and President. In her capacity as the independent Board Chair, Ms. Nelson performs the functions of the Lead Director.
The Board believes that our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Director Independence
Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Ms. Broader, Mr. Ellis, Ms. Garinois-Melenikiotou, Dr. Griffin, Mr. McCormick, Mr. Mead, Ms. Nelson or Mr. Tansey, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. Our Board of Directors had determined that Mudit K. Jain, Ph.D. and Chau Khuong each qualified as “independent” during the periods they served on our Board until their departures on July 30, 2020 and October 29, 2020, respectively. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.
Board Committees
Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates under a written charter.
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Shelley Broader	—	X	—
Gary L. Ellis	—	—	Chair
Georgia Garinois-Melenikiotou	X	—	—
Jerry C. Griffin, M.D.	—	X	X
Timothy P. Herbert	—	—	—
Dana G. Mead, Jr.	X	—	—
Shawn T McCormick	Chair	—	—
Marilyn Carlson Nelson	—	—	X
Casey M. Tansey	—	Chair	—
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our risk management program, (iv) the performance of our independent auditor and (v) the design and implementation of our internal audit function and internal controls. Our audit committee is responsible for, among other things:
•
appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;
•
pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;
•
discussing and overseeing our policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures; and

•
establishing, and annually reviewing, procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The audit committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The audit committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.
Our audit committee currently consists of Ms. Garinois-Melenikiotou, Mr. McCormick and Mr. Mead, with Mr. McCormick serving as chair. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our Board of Directors has affirmatively determined that each of Ms. Garinois-Melenikiotou, Mr. McCormick and Mr. Mead qualifies as “independent” under NYSE’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”) and Dr. Jain qualified as “independent” for such purposes while he served on the committee. In addition, our Board of Directors has determined that Ms. Garinois-Melenikiotou, Mr. McCormick and Mr. Mead each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K and Dr. Jain qualified as an “audit committee financial expert” for such purposes while he served on the committee.
Compensation Committee
Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee is responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers;
•	reviewing and making recommendations to our Board of Directors regarding director compensation;
•	reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans and arrangements; and
•	appointing and overseeing any compensation consultants.
The compensation committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.
Our compensation committee currently consists of Ms. Broader, Dr. Griffin, and Mr. Tansey, with Mr. Tansey serving as chair. Our Board of Directors has determined that each of Ms. Broader, Dr. Griffin, and Mr. Tansey qualify as “independent” under NYSE’s additional standards applicable to compensation committee members and as a “non-employee directors” as defined in Section 16b-3 of the Exchange Act and Mr. Khuong qualified as “independent” for such purposes while he served on the committee.
The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable NYSE rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.

Compensation Consultants
The compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the compensation committee has engaged the services of Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent outside compensation consultant.
All executive compensation services provided by Radford during fiscal 2020 were conducted under the direction or authority of the compensation committee, and all work performed by Radford was pre-approved by the compensation committee. Radford’s services during fiscal 2020 included, among other things, reviewing the Company’s executive compensation policy, evaluating the Company’s peer group used to set executive compensation, providing benchmark data as well as broad market data regarding compensation for executives serving in similar capacities, and providing information on current trends and developments in executive and director compensation. Neither Radford nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The compensation committee evaluated whether any work provided by Radford raised any conflict of interest for services performed during fiscal 2020 and determined that it did not.
Additionally, during fiscal 2020, Radford did not provide any services to us unrelated to executive and director compensation.
Compensation Committee Interlocks and Insider Participation
During the 2020 fiscal year, the members of our compensation committee were Ms. Broader, Dr. Griffin, Mr. Khuong, and Mr. Tansey, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During fiscal 2020, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our Board or compensation committee. During the fiscal year ended December 31, 2020, no other relationships required to be disclosed by the rules of the SEC existed aside from those identified herein.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee is responsible for, among other things:
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	recommending to our Board of Directors the nominees for election to our Board of Directors at annual meetings of our stockholders;
•	overseeing the annual self-evaluations of our Board of Directors and management; and
•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.
The nominating and corporate governance committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The nominating and corporate governance committee has the authority to retain any search firm to be used to identify director nominees and independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities and we will pay the compensation of any such firm or advisor engaged.
Our nominating and corporate governance committee currently consists of Mr. Ellis, Dr. Griffin and Ms. Nelson, with Mr. Ellis serving as chair. Our Board has determined that each of Mr. Ellis, Dr. Griffin and Ms. Nelson qualifies as “independent” under applicable NYSE rules for purposes of serving on the nominating and corporate governance committee.

Board and Board Committee Meetings and Attendance
During fiscal 2020, our Board of Directors met eight times, the audit committee met four times, the compensation committee met five times and the nominating and corporate governance committee met five times. In fiscal 2020, each of our directors attended at least 80% of the meetings of the Board and committees on which he or she served as a member.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. The Chair of the Board presides at each of these meetings and, in her absence, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.
Director Attendance at Annual Meeting of Stockholders
We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. All of our then-serving directors attended our annual meeting of stockholders held in fiscal 2020.
Director Nominations Process
The nominating and corporate governance committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the nominating and corporate governance committee considers candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In addition to any factors they deem relevant, the nominating and corporate governance committee may consider: the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and/or executive compensation practices; whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and the candidate’s geographic background, gender, age and ethnicity.
We consider diversity, such as, gender, race and ethnicity, in identifying director nominees and view such diversity characteristics as meaningful factors to consider, but do not have a formal diversity policy. Currently, 33% of our Board is a member of a diverse gender, racial or ethnic group. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider potential conflicts of interest with the candidates other personal and profession pursuits.
In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a third-party search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
The Nominating and Corporate Governance Committee has recommended, and the Board of Directors selected, Marilyn Carlson Nelson, Jerry C. Griffin, M.D., and Casey M. Tansey as the Board's nominees for election as

Class II directors at the Annual Meeting. Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
The nominating and corporate governance committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our bylaws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Inspire Medical Systems, Inc., 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416. All recommendations for director nominations received by the Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the nominating and corporate governance committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”
Board Role in Risk Oversight
The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its audit committee, compensation committee and nominating and corporate governance committee. Each of the committees regularly reports to the Board. During fiscal 2020, the full Board of Directors and its committees devoted significant time and attention to risks related to the COVID-19 pandemic, including those relates to the health and safety of our employees and customers, operational risks, and risks related to operations, balance sheet and liquidity.
The audit committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the audit committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors, including the Company's major financial risk exposures. The compensation committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions. The nominating and corporate governance committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.
Committee Charters and Corporate Governance Guidelines
Our Corporate Governance Guidelines, charters of the audit committee, compensation committee and nominating and corporate governance committee and other corporate governance information are available under the

Corporate Governance section of the Investors page of our website located at www.inspiresleep.com, or by writing to our Secretary at our offices at 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available under the Corporate Governance section of the Investors page of our website located at www.inspiresleep.com, or by writing to our Secretary at our offices at 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K.
Anti-Hedging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.
Communications with the Board
Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Inspire Medical Systems, Inc., 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416. The Secretary will forward the communication to the appropriate director or directors as appropriate.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of the compensation awarded to or earned by our named executive officers (“NEOs”) identified below during fiscal 2020. The following discussion and analysis details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and other elements and aspects of our executive compensation program.
In fiscal 2020, our “named executive officers” were as follows:
•	Timothy P. Herbert, who served as President and Chief Executive Officer;
•	Richard J. Buchholz, who served as Chief Financial Officer;
•	Randall A. Ban, who served as Chief Commercial Officer;
•	Philip J. Ebeling, who served as Chief Operating Officer; and
•	Steven L. Jandrich; who served as Chief Compliance Officer and Vice President, Human Resources
Mr. Ebeling joined the Company effective June 1, 2020. Additionally, in connection with changes to our executive leadership team, Mr. Jandrich ceased serving as our Chief Compliance Officer effective January 19, 2021, although he continues to serve as our Vice President, Human Resources.
Fiscal 2020 Key Business Highlights
We had a strong year in fiscal 2020, with outstanding growth in our financial results and excellent progress in our product development program, despite the effects of the COVID-19 pandemic.
Key highlights include the following:
•
Revenue increased $33.3 million, or 40.6%, to $115.4 million, for fiscal 2020, compared to $82.1 million for fiscal 2019. The net increase was attributable to a $32.4 million increase in sales of our Inspire system in the U.S. and an increase of $0.9 million in Europe. Beginning in March 2020, our revenue growth in the U.S. and Europe was impacted by the COVID-19 pandemic, which disrupted our ability to access our clinician customers and their patients.

•	Gross margin increased to 84.7%, compared to 83.4% for the prior year. This improvement is primarily due to higher sales volume and manufacturing efficiencies.
•
Operating loss increased $21.3 million, or 61.1%, to $56.2 million, for fiscal 2020, compared to $34.9 million for fiscal 2019. The increase resulted from higher selling, general and administrative expenses to support the expansion of our business, and ongoing research and development costs, including ongoing development of the next generation Inspire therapy system, our Bluetooth remote, and the Inspire Cloud.

•	We activated 141 new U.S. implanting centers, despite obstacles due to COVID-19.
•
During fiscal 2020, we continued to achieve success in gaining additional commercial insurance coverage, having now secured positive policies with 63 payors, including most large national commercial insurers, encompassing approximately 220 million lives under policy. In addition, all seven Medicare Administrative Contractors published final policies in fiscal 2020 that provide coverage across the entire U.S. of Inspire therapy when certain coverage criteria are met.

•
As of December 31, 2020, cash, cash equivalents and investments were $234.4 million, compared to $155.7 million at December 31, 2019. This December 31, 2020 balance reflects the completion of our underwritten public offering in April of 2020, which raised $124.7 million of net proceeds, after underwriting fees and offering expenses.

Key Aspects of 2020 Executive Compensation: Strong Performance Orientation
Delivered Very Strong Stock Price Performance and Total Shareholder Return

*	TSR was calculated assuming 1-trading day averaging periods and reinvested dividends.
**	The Company completed its initial public offering in May 2018.
Our Total Shareholder Return (“TSR”) for 2020 was 154%, and our cumulative TSR since our May 2018 IPO through the end of fiscal 2020 was 653%, outperforming relevant indices. Our CEO compensation included a grant in December 2020 that was affected by our stock price performance and is reflective of the experience of our shareholders during these periods.
Substantial Majority of CEO Compensation, Total and Equity, is Variable and At-Risk
Approximately 90% of our CEO’s 2020 total compensation, and 100% of the long-term incentive equity component, were variable and at risk. Our compensation philosophy is performance-based and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk.” We consider compensation to be “at-risk” if it is subject to achievement of meaningful pre-set, objective financial or operating goals, such as in our annual incentive program, or if it depends on stock price appreciation or value, as in our long-term incentive program.
Consistent with the market practice of similar, newly-public companies in our industry, and in order to focus executives on growth and increasing shareholder value at this early stage of our development, equity grants consistent solely of options, which are appreciation awards that only have value if the stock price increases. In our view, stock options are inherently performance-based, requiring stock price appreciation before there is any real value earned, and simple. No amount of time will make a stock option deliver any value unless the company’s stock price increases. In addition, stock options reward our NEOs for increasing shareholder value over the lengthier term of the option, which we believe is consistent with the longer medical technology development cycle.
The graphic below illustrates the mix of fixed base salary, annual incentive and long-term target incentive compensation we provided to our CEO in 2020 and the high proportion that is variable and at-risk.

The performance-based metrics and the proportion of total compensation that was variable and at-risk further enhanced the link between pay and performance for the CEO and executive officers and strengthened the alignment of the interests of the executive officers with those of our shareholders.
In May 2018, we completed our initial public offering. The compensation committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the amount and forms of compensation will evolve. In particular, the compensation committee is in the midst of a multi-year plan to transition the amounts and forms of compensation from those more typical of a private company to those aligned with public companies, including the Company’s peer group.
Short-Term Annual Cash Incentive: Rigorous, Pre-Set Financial, Operating and Regulatory/Product Development Goals, Strong Performance Achievement and Annual Incentive Plan Payouts Reflecting Pay for Performance Alignment
At the outset of 2020, we established goals for the Revenue, Operating Loss, Global Insurance Reimbursement Approvals and Regulatory and Product Development Objectives metrics under our annual cash Management Incentive Program. These objectives were rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks.
The revenue target represented a 44% increase over the prior year’s actual results, reflecting our ambitious business and operational plans for the year. In order to earn any payout with respect to this most heavily weighted goal, a minimum of 90% of target performance had to be achieved. In 2020, we generated revenue that grew 41% for the year, between the threshold and target levels. The compensation committee also set similarly challenging targets and threshold levels for the other performance metrics, and evaluated performance achievement relative to the goals.
Peer Group: Assessed and Updated Peer Group to Reflect Current Market Capitalization
Each year, the compensation committee reassesses the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining the compensation of the CEO and other executive officers, particularly the equity grants to be made late in the year, in the second half of 2020, the compensation committee conducted a review of our peer group to ensure its continued appropriateness.
In light of the increase in our organizational size and market capitalization, the compensation committee revised the peer group selection criteria for company size.
Using the typical range of 0.3x to 3.0x the Company’s then-current market capitalization, the peer group selection criteria were updated to reference a market capitalization range of $750 million to $7.5 billion and revenues up to $250 million (increased from $200 million), which resulted in the removal of three companies and the addition of three new companies, as compared to our 2019 peer group.
Consistent with best practices for corporate governance, the compensation committee has committed to review the peer group annually.
I. COMPENSATION PHILOSOPHY AND OBJECTIVES
The Company is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. We believe that for us to be successful, we must hire and retain highly-skilled and experienced people who can continue to develop and execute our strategy, innovate our products and services and lead our team.
Our compensation philosophy is performance-based and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. With this in mind, our executive compensation programs are designed to:
•	attract, motivate, reward and retain employees at the executive level who contribute to our long-term success;
•	link pay to performance;

•
effectively align our executives’ interests with those of our stockholders, in part by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders;

•	align our performance metrics with our corporate strategy and the achievement of our business objectives; and
•	provide compensation packages to our executives that are fair and competitive with the market.
Executive Compensation Governance Highlights
We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:
What We Do		What We Do Not Do
✔	We emphasize performance-based, at-risk compensation.	✘	We do not provide any compensation-related tax gross-ups.
✔	We deliver rewards that are based on the achievement of long-term objectives and the creation of shareholder value.	✘	We do not provide significant perquisites.
✔	We provide a mix of short-term and long-term incentive compensation to promote executive retention and reward exceptional performance.	✘	We do not encourage unnecessary risk-taking as a result of our compensation policies.
✔	We engage an independent compensation consultant to advise our compensation committee and management.	✘	We do not guarantee annual salary increases or bonuses.
✔	We consider stockholder input in evaluating the design of our executive compensation and the compensation decisions for each of the named executive officers.	✘	We do not have contracts that guarantee employment with any executives (all employment is terminable at will).
✔	We develop a peer group of companies based on industry, revenue, stage and market capitalization to reference for compensation decisions.	✘	We prohibit employees and non-employee directors from engaging in hedging or short sale transactions in company securities.
✔	We have double trigger vesting on equity and severance in the event of a change of control.
II. PROCESS FOR DETERMINATION OF COMPENSATION
Role of Compensation Committee
The compensation committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of the named executive officers or recommends it for approval by the Board. The compensation committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.
The compensation committee obtains input from executive officers regarding the annual operating plan, including the expected range of financial and operating results and the potential opportunities and risks that could impact those results. Based on this information, the compensation committee establishes the performance-based metrics and targets used in connection with our performance-based annual cash incentives (as discussed below). For each metric, the compensation committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking. The compensation committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, and to determine whether any changes would be appropriate.
After the end of the annual performance period, the compensation committee evaluates achievement relative to the performance targets, and determines corresponding payouts earned. With the input of the CEO, the compensation committee also establishes the compensation for all the other executive officers. The compensation committee sets the compensation for each of our named executive officers and makes recommendations to the full Board.
Role of the Executive Officers
The compensation committee works with our CEO to set the target total direct compensation of each of our named executive officers other than with respect to his own compensation. As part of this process, our CEO evaluates each other named executive officer, determines his recommendations about the target compensation of each such named executive officer, and delivers his evaluations and compensation recommendations to the compensation committee. The compensation committee gives significant weight to the recommendations of the CEO in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the performance of the business. Nevertheless, the compensation committee makes the ultimate determination regarding the compensation of the executive officers.
When the compensation committee discusses and formulates the compensation recommendation for our CEO, he does not play any role with respect to any matter affecting his own compensation and is not present.
To design and develop the compensation program, the compensation committee coordinates with the Vice President, Human Resources, and collaborates with the finance and legal teams as appropriate. This group supports the compensation committee through the preparation of analyses of financial data, peer comparisons and other materials, and helps to implement the committee’s decisions.
Role of Compensation Consultant
The compensation committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties.
Since 2017, the compensation committee has engaged Radford, part of the Rewards Solutions practice of Aon plc, as its independent compensation consultant for compensation decisions. Radford reported directly to the compensation committee, and the compensation committee has the sole authority to retain, terminate and obtain the advice of Radford at the Company’s expense.
The compensation committee worked with Radford to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.
While the compensation committee took into consideration the review and recommendations of Radford when making decisions about our executive compensation program, ultimately, the compensation committee made its own independent decisions in determining our executives’ compensation.
The compensation committee assessed the independence of Radford pursuant to SEC and NYSE rules. In doing so, the compensation committee considered each of the factors set forth by the SEC and NYSE with respect to a compensation consultant’s independence. The compensation committee also considered the nature and amount of work performed for the compensation committee and the fees paid for those services in relation to the firm’s total revenues. On the basis of its consideration of the foregoing and other relevant factors, the compensation committee concluded that Radford was independent and that there were no conflicts of interest.
Compensation Peer Group and Peer Selection Process
The compensation committee believes that obtaining relevant market and benchmark data is of paramount importance in the executive compensation determination. Such information provides helpful context and a solid reference point when making compensation decisions, though, unique aspects of the Company and our business may ultimately drive compensation decisions that differ from our peers. The compensation committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other comparable peer companies. This information is derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The compensation committee, with the assistance of Radford, developed a peer group using the following criteria: sector (medical devices), revenue, market capitalization, stage of development and employee head count. The 20 companies included in our peer group developed in 2019 for early 2020 decisions were:
Accelerate Diagnostics, Inc.	Glaukos Corporation	OraSure Technologies, Inc.
AtriCure, Inc.	Intersect ENT, Inc.	Sientra, Inc.
Atrion Corporation	iRhythm Technologies, Inc.	STAAR Surgical Company
AxoGen, Inc.	LeMaitre Vascular, Inc.	Surmodics, Inc.
Cardiovascular Systems, Inc.	Mesa Laboratories, Inc.	Tactile Systems Technology, Inc.
CareDx, Inc.	Neuronetics, Inc.	ViewRay, Inc.
Cerus Corporation	Nevro Corp.
The peer group noted above was used to benchmark the compensation committee’s decisions relating to the 2020 base salary and annual performance-based incentive compensation paid to our executive officers (each as discussed further below). These compensation elements were approved at or near the beginning of our fiscal year.
In 2020, long-term incentives granted to our executive officers were approved near the end of our fiscal year. Prior to these grants, the committee, with the assistance of Radford, developed an updated 2020 peer group using criteria similar to those noted above.
In light of the increase in our organizational size and market capitalization, the compensation committee revised the peer group selection criteria. Using the typical range of 0.3x to 3.0x the Company’s then-current market capitalization, the peer group selection criteria were updated to reference a market capitalization range of $750 million to $7.5 billion and revenues of up to $250 million (increased from $200 million), which resulted in the removal of three companies and the addition of three new companies, as compared to our 2019 peer group. The 20 companies included in the updated 2020 peer group were as follows:
Accelerate Diagnostics, Inc.	Glaukos Corporation	OraSure Technologies, Inc.
AtriCure, Inc.	Globus Medical, Inc.	Penumbra, Inc.
Atrion Corporation	Intersect ENT, Inc.	STAAR Surgical Company
AxoGen, Inc.	iRhythm Technologies, Inc.	Surmodics, Inc.
Cardiovascular Systems, Inc.	LeMaitre Vascular, Inc.	Tactile Systems Technology, Inc.
CareDx, Inc.	Mesa Laboratories, Inc.	Tandem Diabetes Care, Inc.
Cerus Corporation	Nevro Corp.
Consistent with best practices for corporate governance, the compensation committee reviews our peer group at least annually. In addition to the selected peer groups, as discussed above, the compensation committee references general and specific industry surveys from other sources.
With the assistance of Radford, the committee uses data from the peer groups to establish a market reference for each executive position. For fiscal 2020, the compensation committee determined that the appropriate market reference continues to be the market 50th percentile, and that an executive officer’s target and actual total direct compensation may be above or below this reference depending on individual factors and performance. We do not formally set total compensation, or any specific element of compensation, at a specific percentile of the peer groups for that position. Instead, the market data is used as a reference point to provide information on the range of competitive pay levels and current compensation practices in our industry.
In May 2018, we completed our initial public offering. The compensation committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the amount and forms of compensation will evolve. In particular, the compensation committee is in the midst of a multi-year plan to transition the amounts and forms of compensation from those more typical of a private company to those aligned with public companies, including the Company’s peer group.
Stockholder Input on Executive Compensation
In 2020, we held the first stockholder vote to approve the compensation of our named executive officers on an advisory basis and to determine the frequency of future stockholder advisory votes on our executive compensation program. Over 99% of the votes cast on the 2020 “say-on-pay vote” were voted in favor of the proposal. We have considered the 2020 say-on-pay vote and we believe that the overwhelming support of our shareholders for the 2020 say-on-pay vote indicates that our shareholders are generally supportive of our approach to executive compensation. We recommended that the stockholders approve a frequency of every one year, which over 99% of the votes cast in the 2020 “say-on-frequency” vote approved.
We are committed to ongoing engagement with our investors on all appropriate matters, including executive compensation and governance. Following the advisory votes at the Annual Meeting, the compensation committee has considered stockholder input in evaluating the design of our executive compensation and the compensation decisions for each of the named executive officers.
III. ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
In order to achieve our objectives, the compensation committee utilizes the components of compensation set forth below. The compensation committee regularly reviews all components of the program in order to verify that each component is aligned with our strategy and ensure that each executive officer’s total compensation is consistent with our compensation philosophy.
The primary elements of our named executive officers’ compensation and the main objectives of each are:
•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
•
Annual Performance-Based Incentive Compensation. Performance-based cash bonuses and commissions promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•
Equity-Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, aligns executives’ interests with our stockholders’ interests and emphasizes long-term financial performance.

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. Each of these elements of compensation for fiscal 2020 is described further below.
Fiscal 2020 Target Pay Mix
By emphasizing short and long-term incentives, our fiscal 2020 pay mix reflects our executive compensation objectives, advances our pay-for-performance philosophy, and aligns executive officers’ interests with those of Inspire and its stockholders.
The following graphics show the allocation of annual target total direct compensation payable to our CEO and the average annual target total direct compensation payable to our other named executive officers. The compensation committee allocated compensation among base salary, target annual cash incentive amounts, and the grant date fair value of the long-term incentive in the form of stock options.
A significant majority of annual target total executive compensation is at-risk variable pay. This approach is consistent with our focus on pay-for-performance. We consider compensation to be “at-risk” if it is subject to operating performance or if its value depends on the value of our common stock. In fiscal 2020, 90% of our CEO’s target total direct compensation was at-risk compensation, and on average, 83% of the target total direct compensation of our other named executive officers was at-risk.

Base Salaries
The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries of our named executive officers are an important part of their total compensation package. Base salary is a visible and stable fixed component of our compensation program.
The following table sets forth the base salaries of our named executive officers for fiscal 2020:
Named Executive Officer	2019 Base Salary ($)(1)	2020 Base Salary ($)(1)	% Change
Timothy P. Herbert	439,875	505,856	15%
Richard J. Buchholz	333,373	383,379	15%
Randall A. Ban	297,984	327,782	10%
Philip J. Ebeling(2)	N/A	370,000	N/A
Steven L. Jandrich	274,482	301,930	10%
(1)
Reflects the base salaries approved by the committee prior to start of each applicable year. The amount of base salary actually received during fiscal 2020 is shown in the Summary Compensation Table below.

(2)	Mr. Ebeling’s employment with the Company began on June 1, 2020.
In accordance with the multi-year transition plan described above, the compensation committee adjusted base salaries in amounts designed to continue moving them from approximately the 25th percentile toward the median of the competitive market. In the case of Mr. Ebeling, in connection with his hiring, the compensation committee set his base salary near the median of the competitive market.
Annual Incentive Cash Compensation
All of our employees, including our named executive officers, are eligible to receive performance-based cash incentive compensation. We believe that performance-based cash incentives motivate our employees, including our named executive officers, to achieve both short and long-term goals. This approach is critical to the execution of our overall business strategy which, if achieved, has the potential to significantly enhance shareholder value.
In fiscal 2020, with the exception of Mr. Ban, the performance-based cash incentive opportunity available to each of our named executive officers was provided pursuant to the terms of our Management Incentive Program (“MIP”). Given the specific nature of his role as our Chief Commercial Officer, Mr. Ban’s performance-based cash incentive opportunity was commission-based and tied to certain sales-related performance metrics.
Management Incentive Program
Target Opportunities. Consistent with our compensation philosophy and objectives, the compensation committee generally sets the target incentive opportunity under the MIP within the median range of annual cash incentive target pay for comparable executives at our peer group. For fiscal 2020, based on a review of the market data, the compensation committee established the following target incentive opportunity under the MIP for each of our named executive officers:

Named Executive Officer	Target Incentive Opportunity (as a % of Base Salary)
Timothy P. Herbert	80%
Richard J. Buchholz	50%
Philip J. Ebeling	50%
Steven L. Jandrich	35%
Performance Measures. Under the MIP, the amount of the payout, if any, is based upon the achievement of financial metrics (weighted 75%) and strategic metrics (weighted 25%). Specifically, the following performance metrics were used to determine payouts under the fiscal 2020 MIP:
i.	Global Revenue: the compensation committee emphasized revenue growth as the highest priority, given the Company’s stage of development and market opportunity.
ii.	Operating Loss: the compensation committee selected this metric to focus management on improving profitability and managing expenses.
iii.	Global Insurance Reimbursement Approvals: the compensation committee included this metric because securing reimbursement from payers is critical to the Company’s strategy and financial performance.
iv.
Specified Product Development and Regulatory Approvals: the compensation committee used these metrics to emphasize continuing product development as a key component of the execution of the Company’s overall strategy.

Payout Opportunities. Pursuant to the MIP, each participant’s target incentive opportunity is payable upon the 100% achievement of each of the applicable performance measures. At the beginning of the fiscal year, the compensation committee approved the target performance goal and performance range for each performance metric. The targets for each performance metric are based on the Board-approved annual operating plan. The performance range for each metric defines threshold and above-target levels of performance. The threshold payout for the revenue and reimbursement approval metrics is 80% of the target incentive opportunity. There is no payout opportunity below the target for the operating loss and product development and regulatory approval metrics. The maximum payout for the operating loss and reimbursement approval metrics is 120% of the target incentive opportunity for those metrics. The maximum payout for the product development and regulatory approval metrics is 100% of the target incentive opportunity for that metric. There is no maximum payout percentage established for revenue performance that exceeds target. For performance levels between the specified threshold, target and above-target levels, the resulting payout percentage is determined on a linear interpolation basis.
The table below sets forth the weight, threshold, target, above-target and maximum, and actual performance for each performance metric:
Performance Metric	Weight	Threshold	Target	Above- Target	Actual Achievement	Weighted Achievement
Global Revenue (in millions)	50%	$107.0	$118.5	$130.0	$115.4	47.3%
Operating Loss (in millions)	25%	N/A	$43.6	$38.6	$ 43.2	25.0%
Global Insurance Reimbursement Approvals	15%	3,000	3,500	4,000	3,600	15.0%
Regulatory and Product Development Objectives	10%	N/A	Complete each objective	N/A	Completed each objective	10.0%
					Overall Achievement:	97.3%
Payout Determination. At its February 2021 meeting, the compensation committee reviewed and confirmed the Company's performance for each of the performance metrics. The committee then determined the achievement percentage associated with each metric by interpolating actual performance within the applicable performance range. Following this approach, as shown in the table above, the compensation committee determined that the overall achievement percentage for the MIP was 97.3%. Additionally, in connection with its determination, the compensation committee considered the impact of the ongoing and global COVID-19 pandemic on the Company’s performance during fiscal 2020. Beginning in March 2020, our revenue growth in the U.S. and Europe was impacted by the COVID-19 pandemic, which disrupted our ability to access our clinician customers and their patients. Based on this, and in recognition of the meaningful progress made against our financial and strategic objectives despite the challenges presented by the pandemic, the committee determined that the achievement percentage for the revenue metric should be increased by 25%, from 47.3% (slightly below the target) to 59.1%. As a result, the overall achievement percentage for the MIP increased from 97.3% to 109.1%. The committee believes that the exercise of discretion based on a qualitative assessment of non-financial, non-formulaic factors, such as those noted above, are consistent with our Company’s culture, compensation philosophy and objectives. The committee also believes, however, that the exercise of this type of discretion would be limited to unique or extraordinary circumstances, such as those presented by the global COVID-19 pandemic.
The compensation committee presented the determination of the overall achievement percentage to the Board for its review and approval. The actual incentive payouts for each executive were determined by multiplying the executive’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage.
The following table summarizes the compensation earned by our named executive officers under the MIP:
Executive	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)(2)	MIP Achievement Percentage %	Actual MIP Payout ($)(3)
Timothy P. Herbert	505,856	80%	404,685	109.1%	441,511
Richard J. Buchholz	383,379	50%	191,689	109.1%	209,133
Philip J. Ebeling(4)	370,000	50%	107,917	109.1%	117,737
Steven L. Jandrich	301,930	35%	105,675	109.1%	115,292
(1)	Reflects the base salaries approved by the compensation committee prior to start of fiscal 2020.
(2)	Amounts shown as calculated as a percentage of the base salary approved by the committee for fiscal 2020.
(3)	The actual payout under the MIP is based on the base salary actually earned by each named executive in fiscal 2020 as shown in the Summary Compensation Table.
(4)
Mr. Ebeling’s employment with the Company began on June 1, 2020. His base salary and actual payout under the MIP were pro-rated based on the period in which he was employed by the Company during fiscal 2020.

Ban Commissions
Mr. Ban is eligible to receive commissions based on the achievement of certain sales-related performance metrics, which are determined and paid on a quarterly basis. The compensation committee established the target incentive opportunity for Mr. Ban in reference to the median range for annual cash incentive target pay for comparable executives at our peer group. Following this approach, the committee established a target cash incentive opportunity for Mr. Ban at $149,000 during fiscal 2020.
Under this program, during fiscal 2020, Mr. Ban was eligible to earn performance-based cash incentive compensation based on the following: (i) a quarterly global sales bonus, (ii) quarterly global sales plan achievement, (iii) quarterly U.S. patient procedure readiness bonus, and (iv) quarterly U.S. implant productivity bonus. The table below sets out the quarterly and annual target opportunities for Mr. Ban for fiscal 2020:
Component	Quarterly Target Opportunity ($)	Annual Target Opportunity ($)
Quarterly Global Sales Bonus	16,000	64,000
Quarterly Global Sales Plan Achievement	12,500	50,000
Quarterly U.S. Procedure Readiness Bonus	5,000	20,000
Quarterly U.S. Implant Productivity Bonus	3,750	15,000
Based on the achievement of the applicable quarterly performance metrics, Mr. Ban earned commission-based cash incentives totaling an aggregate $250,860, which represents 168% of his annual target commission amount. In fiscal 2020, Mr. Ban received quarterly incentive payments of $34,630, $36,870, $98,370 and $80,990.
The actual cash incentives earned by each named executive officer for fiscal 2020 are set forth below in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives
As described above, the third and largest primary component of our executive compensation program is long-term equity incentives. The compensation committee designed this long-term incentive opportunity to motivate executive officers to achieve multi-year strategic goals and to deliver sustained, long-term value to stockholders.
Our long-term incentives create a strong link between payouts and performance and align our executive officers’ interests with the interests of our stockholders. Long-term equity incentives promote retention, as executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers stockholders with a personal stake in the value they intend to create.
Equity Vehicle. In fiscal 2020, the compensation committee’s long-term incentive grants took the form of stock options. Consistent with the market practice of similar, newly-public companies in our industry, and in order to focus executives on growth and increasing shareholder value at this early stage of our development, the compensation committee has designed its choice of equity vehicle to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases. They are also simple. Stock options reward our NEOs for increasing shareholder value over the lengthier term of the option, which we believe is consistent with the longer medical technology development cycle. Furthermore, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved. They also place a significant portion of compensation at risk if our objectives are not achieved and provide no guaranteed value.
We completed our initial public offering in May 2018. The compensation committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the amount and forms of compensation will evolve. In future years, the Committee will continue to evaluate and select the form and mix of long-term incentive compensation (which may include stock options, restricted shares, performance shares, or other long-term incentives) provided to our executive officers that it believes best accomplishes the goals discussed above.
Target Opportunities. The compensation committee established target long-term incentive opportunities for each of the named executive officers in December 2020. In establishing the size of these long-term incentive opportunities, and given the very strong stock price performance, the compensation committee considered the market 75th percentile for long-term incentive equity grants of the 2020 peer group.
The table below shows the target values for the long term incentives that were provided to our named executive officers during fiscal 2020:
Named Executive Officer	Target Value ($)	Stock Options Granted (#)(1)
Timothy P. Herbert	3,000,000	43,200
Richard J. Buchholz	1,200,000	17,300
Randall A. Ban	1,200,000	17,300
Philip J. Ebeling	1,200,000	17,300
Steven L. Jandrich	1,200,000	17,300
(1)
Consistent with the market practice of similar companies in our industry, the number of stock options granted was calculated by dividing the target value of each award by the 30-day average closing stock price as of December 1, 2020, or $158.52, and taking into consideration the Company's Black-Scholes option pricing methodology. The compensation committee believes that this approach reduces the impact that significant positive or negative swings in our stock price can have on the executive’s award. The grant value that appears in the Summary Compensation Table is different because, under SEC rules and applicable accounting guidance, it is calculated using the grant date fair value of a stock option (as determined in accordance with ASC 718 accounting methods).

The compensation committee intends to make grants of long-term incentive awards annually. Special, one-time awards are used in limited circumstances, including, as may be necessary to attract, retain and motivate experienced and well-qualified executive officers, as recognition of an increase in the scope of an executive’s responsibilities or major accomplishments.

IV. OTHER ELEMENTS OF EXECUTIVE COMPENSATION AND OTHER ASPECTS OF EXECUTIVE COMPENSATION PROGRAM
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including (a) medical, dental and vision benefits; (b) medical and dependent care flexible spending accounts; (c) long-term disability insurance; and (d) life insurance.
Severance and Other Benefits Payable Upon Termination of Employment or Change in Control
Pursuant to their respective employment agreements and/or option agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. See “— Potential Payments Upon Termination or Change-In-Control” for information regarding benefits under Company Executive Severance.
Tax and Accounting Considerations
Compensation Deductibility / Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally prohibits executive compensation in excess of $1 million per year to be deducted by us as a compensation expense. The compensation committee has approved, and may continue to approve, compensation exceeding the $1 million limitation, including with respect to a portion of base salary, annual bonus and long-term incentives. While compensation tax deductions are relevant issues to consider, the compensation committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in nondeductible compensation expenses for tax purposes.
Accounting Standards
ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. The compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Anti-Hedging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.
Clawback Policy
Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The SEC has not yet adopted final rules implementing these requirements. The Company will adopt a clawback policy that complies with the final rules as adopted by the SEC and the NYSE. In the event the Company restates its financial statements, the Board or Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement.
Compensation Committee 2021 Executive Compensation Program Actions
The compensation committee determined to increase the base salaries of our named executive officers effective as of January 1, 2021, as set forth in the following table:
Named Executive Officer	Fiscal 2021 Salary ($)
Timothy P. Herbert	620,028
Richard J. Buchholz	411,020
Randall A. Ban	339,254
Philip J. Ebeling	407,000
Steven L. Jandrich	323,065
The Board approved a target bonus amount increase for Mr. Herbert from 80% to 90% of his base salary, effective for fiscal 2021.
Compensation Committee Report
This compensation committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.
The compensation committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.
The preceding report has been furnished by the following members of the compensation committee:
Casey M. Tansey, Chair
Shelley Broader
Jerry C. Griffin, M.D.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years presented.
Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Timothy P. Herbert President and Chief Executive Officer	2020	505,856	3,918,240	441,511	4,865,607
	2019	439,875	2,047,305	412,383	2,899,563
	2018	417,606	2,424,007	419,156	3,260,769
Richard J. Buchholz Chief Financial Officer	2020	383,379	1,569,110	209,133	2,161,622
	2019	333,373	629,940	187,523	1,150,836
	2018	311,269	656,960	190,603	1,158,832
Randall A. Ban Chief Commercial Officer	2020	327,782	1,569,110	250,860	2,147,752
	2019	297,984	1,438,640	240,040	1,976,664
	2018	287,907	538,000	237,444	1,063,351
Philip J. Ebeling(4) Chief Operating Officer	2020	215,833	3,206,830	117,737	3,540,400

Steven L. Jandrich Chief Compliance Officer and Vice President Human Resources	2020	301,930	1,569,110	115,292	1,986,332

(1)	Amounts reflect the actual base salary paid to each named executive officer in respect of fiscal 2020.
(2)
Amounts reflect the full grant date fair value of stock options granted computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 8 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)
The fiscal 2020 amounts for Messrs. Herbert, Buchholz, Ebeling, and Jandrich represent earned annual bonuses under our Management Incentive Program (“MIP”), of $441,511 and $209,133, $117,737, and $115,292, respectively. The fiscal 2020 amount for Mr. Ban represents earned commissions of $250,860.

(4)	Mr. Ebeling’s employment with the Company began on June 1, 2020.
Grants of Plan-Based Awards - Fiscal 2020
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2020 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards which the company granted to the named executive officers during fiscal 2020.
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise Price of Option Awards($/Sh)	Grant Date Fair Value of Stock Option Awards ($)(2)
Name and Award Type		Threshold ($)	Target ($)	Target (#)
Timothy P. Herbert
Stock Options	12/14/2020			43,200	194.82	3,918,240
MIP		323,748	404,685

Richard J. Buchholz
Stock Options	12/14/2020			17,300	194.82	1,569,110
MIP		153,352	191,689

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise Price of Option Awards($/Sh)	Grant Date Fair Value of Stock Option Awards ($)(2)
Name and Award Type		Threshold ($)	Target ($)	Target (#)
Randall A. Ban
Stock Options	12/14/2020			17,300	194.82	1,569,110
MIP			149,000

Philip J. Ebeling
Stock Options	12/14/2020			17,300	194.82	1,569,110
Stock Options	6/30/2020			40,000	87.02	1,637,720
MIP		86,333	107,917

Steven L. Jandrich
Stock Options	12/14/2020			17,300	194.82	1,569,110
MIP		84,540	105,675
(1)
Amounts shown in this column represent the potential cash payout amounts under the fiscal 2020 MIP. The actual cash payout amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)
Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. For a discussion of assumptions made in determining the grant date fair value of stock options granted by the Company, see Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Executive Compensation Arrangements
Each of our named executive officers’ employment is “at will” and may be terminated at any time, subject to certain notice requirements, described below. We have entered into new employment agreements with each of our named executive officers. The written descriptions and material terms of such new employment agreements are discussed below.
Named Executive Officer Employment Agreements
Timothy P. Herbert
We entered into an employment agreement with Mr. Herbert, dated November 16, 2007, as was subsequently amended and restated effective as of April 9, 2018 (the “Herbert Employment Agreement”), providing for his position as President and Chief Executive Officer and an annual base salary of $425,000. The Herbert Employment Agreement provides for an indefinite term and is terminable at will by us or Mr. Herbert, provided that one month’s advance notice must be provided by the terminating party in the event of a termination of employment without “Cause” by us or a resignation without “Good Reason” by Mr. Herbert.
The Herbert Employment Agreement provides for Mr. Herbert’s eligibility to receive discretionary annual bonuses and/or long term incentive compensation with a target amount of 75% of Mr. Herbert’s annual base salary, based upon achievement of annual performance targets. Pursuant to the Herbert Employment Agreement, upon termination of employment by us without Cause or by Mr. Herbert for Good Reason, Mr. Herbert will receive the sum of his (x) then current annual base salary and (y) a pro rata portion of his target annual bonus, with such amount payable in installments over the 12-month period following such termination, as well as subsidized COBRA premiums for 12 months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the 12-month period following a Change of Control, Mr. Herbert will be entitled to receive: the sum of (x) 18 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 18 months following his termination of employment, (B) subsidized COBRA premiums for 18 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Herbert will be required to execute a release of claims in favor of us in order to receive his severance benefits.

The Herbert Employment Agreement also provides for a Code Section 280G “cutback” such that payments or benefits that he receives in connection with a Change of Control will be reduced to the extent necessary to avoid the imposition of any excise tax under Code Sections 280G and 4999 if such reduction would result in a greater after-tax payment amount to Mr. Herbert.
“Change of Control” is defined in the Herbert Employment Agreement as the occurrence of one of the following: (i) a sale by our stockholders of a substantial portion of their stock in us, or a merger, reorganization or consolidation, whereby our equity holders existing immediately prior to such sale, merger, reorganization or consolidation do not, immediately after consummation of such sale, reorganization, merger or consolidation, own more than fifty percent (50%) of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors but only if such event results in a change in board of directors composition such that the directors immediately preceding such events do not comprise a majority of the board of directors following such event, or (ii) the sale or other disposition of all or substantially all of our assets to an entity in which we, any of our subsidiaries, or our equity holders existing immediately prior to such sale beneficially own less than fifty percent (50%) of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors but only if such event results in a change in board of directors composition such that the directors immediately preceding such events do not comprise a majority of the board of directors following such event.
“Cause” is defined in the Herbert Employment Agreement as (i) Mr. Herbert’s material breach of his obligations under the Herbert Employment Agreement, or his repeated failure or refusal to perform or observe his duties, responsibilities and obligations as an executive, for reasons other than disability, if such breach, failure or refusal continues or it or another breach, failure or refusal is repeated following written notice thereof to him; (ii) any material dishonesty or other breach of the duty of loyalty affecting us or any of our customers, vendors or employees; (iii) use of alcohol or other drugs in a manner which materially affects the performance of Mr. Herbert’s duties, responsibilities and obligations as an employee, if such use continues or is repeated following written notice thereof to him; (iv) conviction of, or a plea of guilty or nolo contendere to, a charge of commission of a felony or of any crime involving misrepresentation, moral turpitude or fraud; (v) commission by Mr. Herbert of any other willful or intentional act which materially injures our reputation, business or business relationships if such act occurs or continues following written notice to him of the same or of a prior willful or intentional act injuring our reputation, business or business relationships; or (vi) the existence of any court order or settlement agreement prohibiting Mr. Herbert’s continued employment with us.
“Good Reason” is defined in the Herbert Employment Agreement as (i) a material reduction, without Mr. Herbert’s consent, in Mr. Herbert’s duties or responsibilities, (provided no such reduction shall be deemed to have occurred solely by reason of our having hired a new Chief Executive or President as long as Mr. Herbert continues to have responsibilities that are consistent with executive status); (ii) a material reduction of Mr. Herbert’s base salary, unless such reduction is part of an overall reduction in salary for executive employees and Mr. Herbert’s reduction is proportionate to the overall reduction in salary; (iii) us moving Mr. Herbert’s place of employment, without his consent, more than 50 miles from the place of his employment prior to such move, although business travel shall not be deemed to be a move of his place of employment; or (iv) our material breach of the Herbert Employment Agreement, provided Mr. Herbert has provided us detailed written notice of such alleged breach and we have not, within thirty (30) days of receipt of such notice, cured such alleged breach.
The Herbert Employment Agreement contains non-competition and employee non-solicitation covenants that apply through one year following termination of employment.
Richard J. Buchholz
We entered into an employment agreement with Mr. Buchholz, dated June 1, 2014, as was subsequently amended and restated effective as of April 9, 2018 (the “Buchholz Employment Agreement”), providing for his position as Chief Financial Officer and an annual base salary of $322,100. The Buchholz Employment Agreement provides for an indefinite term and is terminable at will by us or Mr. Buchholz, provided that one month’s advance notice must be provided by us in the event of a termination of employment without “Cause” and two weeks’ advance notice must be provided by Mr. Buchholz in the event of a resignation for any reason.
The Buchholz Employment Agreement provides for Mr. Buchholz’s eligibility to receive discretionary annual bonuses and/or long term incentive compensation with a target amount of 45% of Mr. Buchholz’s annual base salary, based upon achievement of annual performance targets. Pursuant to the Buchholz Employment

Agreement, upon termination of employment by us without Cause, Mr. Buchholz will receive the sum of (x) nine months of his then current annual base salary and (y) a pro rata portion of his target annual bonus, with such amount payable in installments over the nine-month period following such termination, as well as subsidized COBRA premiums for nine months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Buchholz will be entitled to receive: the sum of (x) 12 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 12 months following his termination of employment, (B) subsidized COBRA premiums for 12 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Buchholz will be required to execute a release of claims in favor of us in order to receive his severance benefits.
The Buchholz Employment Agreement also provides for a Code Section 280G “cutback” such that payments or benefits that he receives in connection with a Change of Control will be reduced to the extent necessary to avoid the imposition of any excise tax under Code Sections 280G and 4999 if such reduction would result in a greater after-tax payment amount to Mr. Buchholz.
For purposes of the Buchholz Employment Agreement, “Change of Control” has the same meaning as used in the Herbert Employment Agreement.
“Cause” is defined in the Buchholz Employment Agreement as (i) Mr. Buchholz’s breach of his obligations under the Buchholz Employment Agreement, or his repeated failure or refusal to perform or observe his duties, responsibilities and obligations as an executive, for reasons other than disability; (ii) any material dishonesty or other breach of the duty of loyalty affecting us or any of our customers, vendors or employees; (iii) use of alcohol or other drugs in a manner which affects the performance of Mr.
Buchholz’s duties, responsibilities and obligations as an employee; (iv) conviction of, or a plea of guilty or nolo contendere to, a charge of commission of a felony or of any crime involving misrepresentation, moral turpitude or fraud; (v) commission by Mr. Buchholz of any other willful or intentional act which injures our reputation, business or business relationships; or (vi) the existence of any court order or settlement agreement prohibiting Mr. Buchholz’s continued employment with us.
The Buchholz Employment Agreement contains non-competition and employee non-solicitation covenants that apply through one year following termination of employment.
Randall A. Ban
We entered into an employment agreement with Mr. Ban, dated July 20, 2009, as was subsequently amended and restated effective as of April 9, 2018 (the “Ban Employment Agreement”), providing for his position as Senior Vice President of Marketing and an annual base salary of $287,907. The Ban Employment Agreement provides for an indefinite term and is terminable at will by us or Mr. Ban, provided that one month’s advance notice must be provided by us in the event of a termination of employment without “Cause” and two weeks’ advance notice must be provided by Mr. Ban in the event of a resignation for any reason.
The Ban Employment Agreement provides for Mr. Ban’s eligibility to receive discretionary annual bonuses and/or long term incentive compensation, as well as Mr. Ban’s current participation in a commission program in lieu of the foregoing. The Ban Employment Agreement provides that Mr. Ban will be eligible for an annual target commission amount as determined at the beginning of each calendar year. Pursuant to the Ban Employment Agreement, upon termination of employment by us without Cause, Mr. Ban will receive the sum of (x) nine months of his then current annual base salary and (y) a pro rata portion of his target annual commission, with such amount payable in installments over the 9-month period following such termination, as well as subsidized COBRA premiums for nine months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Ban will be entitled to receive: the sum of (x) 12 months of his then current base salary and (y) target annual commission, payable in substantially equal installments for 12 months following his termination of employment, (B) subsidized COBRA premiums for 12 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Ban will be required to execute a release of claims in favor of us in order to receive his severance benefits.

The Ban Employment Agreement also provides for a Code Section 280G “cutback” such that payments or benefits that he receives in connection with a Change of Control will be reduced to the extent necessary to avoid the imposition of any excise tax under Code Sections 280G and 4999 if such reduction would result in a greater after-tax payment amount to Mr. Ban.
For purposes of the Ban Employment Agreement, “Change of Control” has the same meaning as used in the Herbert Employment Agreement and “Cause” is defined as in the Buchholz Employment Agreement.
The Ban Employment Agreement contains non-competition and employee non-solicitation covenants that apply through one year following termination of employment.
On July 1, 2019, Mr. Ban was promoted to the role of Chief Commercial Officer.
Philip J. Ebeling
We entered into an employment agreement with Mr. Ebeling, dated June 1, 2020 (the “Ebeling Employment Agreement”), providing for his position as Chief Operating Officer and an annual base salary of $370,000. The Ebeling Employment Agreement provides for an indefinite term and is terminable at will by us or Mr. Ebeling, provided that one month’s advance notice must be provided by us in the event of a termination of employment without “Cause” and two weeks’ advance notice must be provided by Mr. Ebeling in the event of a resignation for any reason.
The Ebeling Employment Agreement provides for Mr. Ebeling’s eligibility to receive discretionary annual bonuses and/or long term incentive compensation with a target amount of 50% of Mr. Ebeling’s annual base salary, based upon achievement of annual performance targets. Pursuant to the Ebeling Employment Agreement, upon termination of employment by us without Cause, Mr. Ebeling will receive the sum of (x) nine months of his then current annual base salary and (y) a pro rata portion of his target annual bonus, as well as subsidized COBRA premiums for nine months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Ebeling will be entitled to receive: the sum of (x) 12 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 12 months following his termination of employment, (B) subsidized COBRA premiums for 12 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Ebeling will be required to execute a release of claims in favor of us in order to receive his severance benefits.
The Ebeling Employment Agreement also provides for a Code Section 280G “cutback” such that payments or benefits that he receives in connection with a Change of Control will be reduced to the extent necessary to avoid the imposition of any excise tax under Code Sections 280G and 4999 if such reduction would result in a greater after-tax payment amount to Mr. Ebeling.
For purposes of the Ebeling Employment Agreement, “Change of Control” has the same meaning as used in the Herbert Employment Agreement.
“Cause” is defined in the Ebeling Employment Agreement as in the Buchholz Employment Agreement, except as follows: (v) commission by Mr. Ebeling of any other willful or intentional act which materially injures our reputation, business or business relationships if such act occurs or continues following written notice to him of the same or of a prior willful or intentional act injuring our reputation, business or business relationships.
“Good Reason” is defined in the Ebeling Employment Agreement as (i) a material reduction, without Mr. Ebeling’s consent, in Mr. Ebeling’s duties or responsibilities provided no such reduction shall be deemed to have occurred solely by reason of the Company’s having hired a new Chief Operating Officer as long as Mr. Ebeling continues to have responsibilities that are consistent with Mr. Ebeling status and further provided that no such reduction shall be deemed to have occurred solely due to the change in the Company’s status from that of an independent company to that of a subsidiary or division of a buyer of the Company following a Change of Control; (ii) a material reduction, without Mr. Ebeling’s consent, of the Base Salary, unless such reduction is part of an overall reduction in salary for executive employees and Mr. Ebeling’s reduction is proportionate to the overall reduction in salary; (iii) the Company’s moving Mr. Ebeling’s place of employment, without Mr. Ebeling’s consent, more than fifty (50) miles from the place of Mr. Ebeling’s employment prior to such move, although business travel shall not be deemed to be a move of Executive’s place of employment; or (iv) the Company’s material breach of the Ebeling Employment Agreement. Notwithstanding the foregoing,

Mr. Ebeling may only terminate his employment for Good Reason within two (2) years following the occurrence of one or more of the foregoing conditions, subject to Mr. Ebeling first providing thirty (30) days written notice of Mr. Ebeling’s claimed Good Reason to the Company within ninety (90) days after the initial existence of such condition and the Company failing to cure the basis for such claimed Good Reason within thirty (30) days following such notice.
The Ebeling Employment Agreement contains non-competition and employee non-solicitation covenants that apply through one year following termination of employment.
Steven L. Jandrich
We entered into an amended and restated employment agreement with Mr. Jandrich, dated April 9, 2018 (the “Jandrich Employment Agreement”), providing for his position as the Vice-President of Human Resources and an annual base salary of $265,200. The Jandrich Employment Agreement provides for an indefinite term and is terminable at will by us or Mr. Jandrich, provided that one (1) month’s advance notice must be provided by the terminating party in the event of a termination of employment without “Cause” by us or a resignation without “Good Reason” by Mr. Jandrich.
The Jandrich Employment Agreement provides for Mr. Jandrich’s eligibility to receive discretionary annual bonuses and/or long term incentive compensation with a target amount of 35% of Mr. Jandrich’s annual base salary, based upon achievement of annual performance targets. Pursuant to the Jandrich Employment Agreement, upon termination of employment by us without Cause, Mr. Jandrich will receive the sum of (A) six months of the Base Salary as of the date of termination and (B) a prorated portion of the Target Bonus Amount based on the ratio of the number of days during the period commencing on the first day of the fiscal year and ending on the date of termination to 365, in substantially equal installments during the period beginning on the date of termination and ending on the six-month anniversary of the date of termination, as well as well as subsidized COBRA premiums for six-months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Jandrich will be entitled to receive: the sum of (x) nine months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for nine months following his termination of employment, (B) subsidized COBRA premiums for nine months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Jandrich will be required to execute a release of claims in favor of us in order to receive his severance benefits.
The Jandrich Employment Agreement also provides for a Code Section 280G “cutback” such that payments or benefits that he receives in connection with a Change of Control will be reduced to the extent necessary to avoid the imposition of any excise tax under Code Sections 280G and 4999 if such reduction would result in a greater after-tax payment amount to Mr. Jandrich.
For purposes of the Jandrich Employment Agreement, “Change of Control” has the same meaning as used in the Herbert Employment Agreement and “Cause” is defined as in the Buchholz Employment Agreement.
The Jandrich Employment Agreement contains non-competition and employee non-solicitation covenants that apply through one year following termination of employment.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)(2)	Option Expiration Date
Timothy P. Herbert	5/1/2012	9,221	—	1.47	5/1/2022
	9/12/2013	8,196	—	1.14	9/12/2023
	3/31/2014	176,691	—	2.07	3/31/2024
	1/1/2017	10,855	1,207	0.94	1/1/2027
	4/1/2017	37,620	12,682	0.94	4/1/2027
	4/9/2018	75,187	37,594	10.38	4/9/2028
	12/18/2018	42,500	42,500	42.15	12/18/2028
	12/16/2019	16,250	48,750	71.00	12/16/2029
	12/14/2020	—	43,200	194.82	12/14/2030
Richard J. Buchholz	1/1/2017	250	126	0.94	1/1/2027
	4/1/2017	658	1,316	0.94	4/1/2027
	4/9/2018	940	7,519	10.38	4/9/2028
	12/18/2018	5,054	12,500	42.15	12/18/2028
	12/16/2019	5,000	15,000	71.00	12/16/2029
	12/14/2020	—	17,300	194.82	12/14/2030
Randall A. Ban	9/12/2013	15,187	—	1.14	9/12/2023
	3/31/2014	27,067	—	2.07	3/31/2024
	1/1/2017	13,251	282	0.94	1/1/2027
	4/1/2017	33,082	3,008	0.94	4/1/2027
	12/18/2018	12,500	12,500	42.15	12/18/2028
	7/31/2019	8,854	16,146	67.63	7/31/2029
	12/16/2019	5,000	15,000	71.00	12/16/2029
	12/14/2020	—	17,300	194.82	12/14/2030
Philip J. Ebeling	6/30/2020	—	40,000	87.02	6/30/2030
	12/14/2020	—	17,300	194.82	12/14/2030
Steven L. Jandrich	9/25/2017	19,435	5,640	0.94	9/25/2027
	4/9/2018	4,024	2,507	10.38	4/9/2028
	12/18/2018	10,487	12,500	42.15	12/18/2028
	12/16/2019	5,000	15,000	71.00	12/16/2029
	12/14/2020	—	17,300	194.82	12/14/2030
(1)
Each stock option award has the same vesting schedule, which provides for 25% of the award to vest on the first anniversary of the grant date and the remaining 75% of the award to vest in 36 equal monthly installments thereafter (such that the award would fully vest on the fourth anniversary of the grant date), subject to the recipient’s continuous employment with us through the relevant vesting dates; provided that a stock option award will fully accelerate in vesting in the event of a termination of the recipient’s employment by us without “Cause” (as defined in the named executive officer’s employment agreement) within one year following a “Change in Control”. For additional details, please refer to the section titled “Executive Compensation—Narrative to Summary Compensation Table—Equity Compensation” above.

(2)
Pursuant to provisions in the 2007 Plan and 2017 Plan, the exercise price and number of shares subject to the options granted under the 2007 Plan and 2017 Plan were adjusted in connection with the 1-for-6.650 reverse stock split of our common stock effected on April 20, 2018. Accordingly, the share totals and exercise prices shown in the table above reflect our named executive officers’ post reverse stock split holdings.

OPTION EXERCISES — FISCAL 2020
The following table shows for fiscal 2020 the number of shares acquired upon exercise of option awards and the value realized upon such exercise.
	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Timothy P. Herbert	178,786	8,865,146
Richard J. Buchholz	65,703	6,327,126
Randall A. Ban	60,000	5,847,800
Philip J. Ebeling	—	—
Steven L. Jandrich	8,000	649,747
(1)
Represents the difference between the option exercise price and the closing price of our common stock, as reported on the New York Stock Exchange, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock options that were exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Overview
In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on the last day of fiscal 2020 (except as otherwise noted).
Company Executive Severance
We have entered into certain agreements with each of our named executive officers, as described below, that provide for potential payments upon either a termination of employment or upon a change in control.
Timothy P. Herbert
Pursuant to the Herbert Employment Agreement, upon termination of employment by us without Cause or by Mr. Herbert for Good Reason (each as defined above), Mr. Herbert will receive the sum of his (x) then current annual base salary and (y) a pro rata portion of his target annual bonus, with such amount payable in installments over the 12-month period following such termination, as well as subsidized COBRA premiums for 12 months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Herbert will be entitled to receive: the sum of (x) 18 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 18 months following his termination of employment, (B) subsidized COBRA premiums for 18 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Herbert will be required to execute a release of claims in favor of us in order to receive his severance benefits.
Richard J. Buchholz
Pursuant to the Buchholz Employment Agreement, upon termination of employment by us without Cause, Mr. Buchholz will receive the sum of (x) nine months of his then current annual base salary and (y) a pro rata portion of his target annual bonus, with such amount payable in installments over the 9-month period following such termination, as well as subsidized COBRA premiums for nine months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Buchholz will be entitled to receive: the sum of (x) 12 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 12 months following his termination of employment, (B) subsidized COBRA premiums for 12 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Buchholz will be required to execute a release of claims in favor of us in order to receive his severance benefits.

Randall A. Ban
Pursuant to the Ban Employment Agreement, upon termination of employment by us without Cause, Mr. Ban will generally receive the same severance package and benefits as described in the Buchholz Employment Agreement, except that he is entitled to receive a pro rata portion of his target annual commission in lieu of a target annual bonus.
Philip J. Ebeling
Pursuant to the Ebeling Employment Agreement, upon termination of employment by us without Cause, Mr. Ebeling’s will the sum of his (A) nine months of the Base Salary as of the date of termination and (B) a prorated portion of the Target Bonus Amount based on the ratio of the number of days during the period commencing on the first day of the fiscal year and ending on the date of termination to 365, in substantially equal installments during the period beginning on the date of termination and ending on the nine-month anniversary of the date of termination, as well as subsidized COBRA premiums for nine months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Ebeling will be entitled to receive: the sum of (x) 12 months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for 12 months following his termination of employment, (B) subsidized COBRA premiums for 12 months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Ebeling will be required to execute a release of claims in favor of us in order to receive his severance benefits.
Steven L. Jandrich
Pursuant to the Jandrich Employment Agreement, upon termination of employment by us without Cause, Mr. Jandrich will receive the sum of (A) six months of the Base Salary as of the date of termination and (B) a prorated portion of the Target Bonus Amount based on the ratio of the number of days during the period commencing on the first day of the fiscal year and ending on the date of termination to 365, in substantially equal installments during the period beginning on the date of termination and ending on the six-month anniversary of the date of termination, as well as subsidized COBRA premiums for six-months following his termination of employment. Notwithstanding the foregoing, in the event such a termination of employment occurs on or within the twelve-month period following a Change of Control, Mr. Jandrich will be entitled to receive: the sum of (x) nine months of his then current base salary and (y) target annual bonus, payable in substantially equal installments for nine months following his termination of employment, (B) subsidized COBRA premiums for nine months following his termination of employment and (C) acceleration in full of the vesting of his outstanding equity awards. Mr. Jandrich will be required to execute a release of claims in favor of us in order to receive his severance benefits.

Potential Payments Table
Name	Benefit	Death ($)	Disability ($)	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)
Timothy P. Herbert	Cash	—	—	910,541	—	1,365,811
	Equity Acceleration(1)	—	—	—	—	87,850,609
	All Other Payments or Benefits	—	—	21,813	—	32,720
	Total	—	—	932,354	—	89,249,140

Richard J. Buchholz	Cash	—	—	431,301	—	575,068
	Equity Acceleration(1)	—	—	—	—	6,846,682
	All Other Payments or Benefits	—	—	16,360	—	21,813
	Total	—	—	447,661	—	7,443,563

Randall A. Ban	Cash	—	—	357,586	—	476,782
	Equity Acceleration(1)	—	—	—	—	26,162,957
	All Other Payments or Benefits	—	—	16,360	—	21,813
	Total	—	—	373,946	—	26,661,552

Philip J. Ebeling	Cash	—	—	358,438	—	477,917
	Equity Acceleration(1)	—	—	—	—	4,042,800
	All Other Payments or Benefits	—	—	43	—	58
	Total	—	—	358,481	—	4,520,775

Steven L. Jandrich	Cash	—	—	203,803	—	305,704
	Equity Acceleration(1)	—	—	—	—	11,549,933
	All Other Payments or Benefits	—	—	10,907	—	16,360
	Total	—	—	214,710	—	11,871,997
(1)
The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference between $188.09, the closing price for a share of our common stock on the New York Stock Exchange on December 31, 2020, and the per share exercise price.

CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Timothy P. Herbert, our Chief Executive Officer. For 2020, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than our CEO), was $285,921; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $4,865,607.
Based on this information, the ratio of the CEO’s fiscal 2020 annual total compensation to that of the median employee 17 to 1.
Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure
In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.
1.	We selected October 1, 2020, which is within the last three months of fiscal 2020, as the date upon which we would identify the median employee.
2.	We determined that, as of October 1, 2020, our employee population consisted of 317 individuals working at the company.
3.
For purposes of measuring the compensation of our employee population, we selected a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2020: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted through October 1, 2020. In identifying the median employee, we annualized the compensation values of permanent employees that joined our Company during fiscal 2020. Amounts paid in foreign currencies were converted to U.S. Dollars based on the average annual exchange rate as of October 1, 2020.

4.
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee's annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

5.
Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $285,921. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.

We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

DIRECTOR COMPENSATION
Director Compensation Table for Fiscal 2020
The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2020:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(4)(5)	Total ($)
Shelley Broader(1)	7,935(2)	165,000	172,935
Gary L. Ellis	40,000(2)	110,000	150,000
Georgia Garinois-Melenikiotou(1)	19,239(2)	165,000	184,239
Jerry C. Griffin, M.D.	40,000	110,000	150,000
Mudit K. Jain, Ph.D.	23,261(2)(3)	110,000	133,261
Chau Khuong	33,152(2)(3)	110,000	143,152
Dana G. Mead, Jr.	40,000	110,000	150,000
Shawn T McCormick	40,000	110,000	150,000
Marilyn Carlson Nelson	75,000(2)	110,000	185,000
Casey M. Tansey	40,000(2)	110,000	150,000
(1)	Ms. Broader and Ms. Garinois-Melenikiotou commenced service as members of the board on October 20, 2020 and July 8, 2020, respectively.
(2)
Each of Ms. Broader, Mr. Ellis, Ms. Garinois-Melenikioutou, Dr. Jain, Mr. Khuong, Ms. Nelson, and Mr. Tansey elected to receive such amounts, or a portion of such amounts, in the form of fully vested shares of our common stock in lieu of cash payment, which resulted in the issuance of 47 shares of our common stock to Ms. Broader, 536 shares of our common stock to Mr. Ellis, 152 shares of our common stock to Ms. Garinois-Melenikioutou, 359 shares of our common stock to Dr. Jain, 421 shares of our common stock to Mr. Khuong, 806 shares of our common stock to Ms. Nelson, and 536 shares of our common stock to Mr. Tansey.

(3)
Dr. Jain and Mr. Khuong resigned as members of the board effective July 30, 2020 and October 29, 2020, respectively. Amounts reflect the prorated fees earned by each such director in respect of his service

(4)
Amounts reflect the full grant date fair value of stock options granted during fiscal 2020 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named director. We provide information regarding the assumptions used to calculate the value of all stock option awards in Note 8 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)	The table below shows the aggregate numbers of stock option awards (exercisable and unexercisable) held as of December 31, 2020 by each director who was serving as of December 31, 2020.
Name	Number of Shares of Common Stock Underlying Options Outstanding at Fiscal Year End
Shelley Broader	3,113
Gary L. Ellis	8,762
Georgia Garinois-Melenikiotou	3,834
Jerry C. Griffin, M.D.	36,643
Dana G. Mead, Jr.	25,366
Shawn T McCormick	40,403
Marilyn Carlson Nelson	47,921
Casey M. Tansey	25,366
Non-Employee Director Compensation Policy
We maintain a compensation policy for our non-employee directors that consists of annual retainer fees and long-term equity awards.
Pursuant to this policy, each eligible non-employee director receives an annual cash retainer of $40,000. The chairperson of the board of directors receives an additional annual cash retainer of $35,000. Further, the chairperson of the audit committee receives an additional annual cash retainer of $20,000 and each other member of the audit committee receives an additional annual cash retainer of $10,000, the chairperson of the compensation committee receives an additional annual cash retainer of $15,000 and each other member of the compensation committee receives an additional annual cash retainer of $7,500, and the chairperson of the nominating and governance committee receives an additional annual cash retainer of $15,000 and each other member of the nominating and governance committee receives an additional annual cash retainer of $7,500. Each annual cash retainer will be paid quarterly in arrears. The Board of Directors may, in its discretion, permit a non-employee director to elect to receive any portion of the annual cash retainer in the form of fully vested and unrestricted shares of common stock in lieu of cash. Also, pursuant to this policy, on the date of any annual meeting of our stockholders, we intend to grant each eligible non-employee director an award of an option to purchase a number of shares of our common stock (at a per-share exercise price equal to the closing price per share of the common stock on the date of such annual meeting (or on the last preceding trading day)) that has a grant date fair value of $110,000. The terms of each such award will be set forth in a written award agreement between each non- employee director and us, which will generally provide for vesting after one year of continued service as a director. Each such award will vest in full immediately prior to the occurrence of a Change in Control (as defined in the 2018 Plan).
Also, pursuant to this policy, we intend to grant any eligible non-employee director who is elected or appointed mid-year an award of an option to purchase a number of shares of our common stock (at a per-share exercise price equal to the closing price per share of the common stock on the date of such director’s election or appointment (or on the last preceding trading day)) that has a grant date fair value of $165,000. The terms of each such award will be set forth in a written award agreement between the non-employee director and us, which will generally provide for vesting in three equal installments following the date of grant (such that such award will vest in full on the third anniversary of the date of grant). Each such award will vest in full immediately prior to the occurrence of a Change in Control.
All cash and equity awards granted under the non-employee director compensation policy will be granted under, and subject to the limits of, the 2018 Plan.
In connection with her appointment to the board on July 8, 2020, Ms. Garinois-Melenikiotou received an initial award of 3,834 options with an exercise price of $93.14 per share pursuant to the non-employee director compensation policy.
In connection with her appointment to the board on October 20, 2020, Ms. Broader received an initial award of 3,113 options with an exercise price of $122.76 per share pursuant to the non-employee director compensation policy.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information relating to the beneficial ownership of our common stock as of March 4, 2021 by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers for fiscal 2020; and
•	all directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
The percentage of shares beneficially owned is computed on the basis of 27,910,086 shares of our common stock outstanding as of March 4, 2021. Shares of our common stock that a person has the right to acquire within 60 days of March 4, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Inspire Medical Systems, Inc., 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of More than 5%:
FMR LLC(1)	3,014,578	10.8%
The Vanguard Group(2)	2,401,971	8.6%
BlackRock, Inc.(3)	1,993,714	7.1%
Named executive officers and directors:
Timothy P. Herbert(4)	726,006	2.6%
Marilyn Carlson Nelson(5)	177,346	*
Randall A. Ban(6)	94,271	*
Richard J. Buchholz(7)	67,262	*
Jerry C. Griffin, M.D.(8)	52,189	*
Shawn T McCormick(9)	50,921	*
Dana G. Mead, Jr.(10)	45,366	*
Casey M. Tansey(11)	44,371	*
Steven L. Jandrich(12)	38,034	*
Gary L. Ellis(13)	6,961	*
Philip J. Ebeling	167	*
Georgia Garinois-Melenikiotou	152	*
Shelley Broader	47	*
All executive officers and directors as a group (13 individuals)(14)	1,303,093	4.7%
*	Represents less than 1%.
(1)
Based on a Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC has sole voting power with respect to 135,585 shares of our common stock and sole dispositive power with respect to 3,014,578 shares of our common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)
Based on a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group has shared voting power with respect to 60,084 shares, sole dispositive power with respect to 2,321,151 shares, and shared dispositive power with respect to 80,820 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. has sole voting power with respect to 1,945,770 shares of our common stock and sole dispositive power with respect to 1,993,714 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Includes for Mr. Herbert, (i) 247,737 shares of common stock held by a trust as to which Mr. Herbert serves as trustee and (ii) 412,306 shares of common stock underlying options currently exercisable or exercisable within 60 days of March 4, 2021. Does not include 350 shares of common stock held by his daughter as to which Mr. Herbert disclaims beneficial ownership.

(5)
Includes for Ms. Nelson, (i) 126,236 shares of common stock held by GDN Holdings, LLC (“GDN”), as to which Ms. Nelson is the managing member and (ii) 47,921 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.

(6)
Includes for Mr. Ban, 93,876 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021. Does not include 166 shares of common stock held by his daughter as to which Mr. Ban disclaims beneficial ownership.

(7)
Includes for Mr. Buchholz, 18,973 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021. Does not include 1,000 shares of common stock held by his daughter as to which Mr. Buchholz disclaims beneficial ownership.

(8)	Includes for Dr. Griffin, 36,643 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
(9)
Includes for Mr. McCormick, (i) 3,000 shares of common stock held by a trust as to which Mr. McCormick serves as trustee and (ii) 40,403 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.

(10)	Includes for Mr. Mead, 25,366 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
(11)	Includes for Mr. Tansey, 25,366 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
(12)	Includes for Mr. Jandrich, 35,829 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
(13)	Includes for Mr. Ellis, 5,255 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
(14)	Includes for all executive officers and directors as a group, 741,938 shares of common stock underlying stock options currently exercisable or exercisable within 60 days of March 4, 2021.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2020 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2020 other than one Form 4 for Marilyn Carlson Nelson reporting shares sold on October 8 and 9, 2020, which was inadvertently filed late.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures on Transactions with Related Persons
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that the audit committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions, subject to specified exceptions, in which we were or are to be a participant, the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest and that no director may participate in the approval of a related person transaction for which he or she is a “related person.” Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Director and Officer Indemnification and Insurance
We have agreed to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance.

PROPOSAL NO. 3 — APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal (the “Say-on-Pay Vote”), and commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. At our 2020 Annual Meeting of Stockholders held on May 16, 2017, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, the Board determined to hold a “say-on-pay” advisory vote every year. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2022 Annual Meeting of Stockholders. At our 2020 Annual Meeting of Stockholders, approximately 99.2% of the votes cast on the say-on-pay proposal were voted “FOR” the proposal.
We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the compensation committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and compensation committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Inspire Medical Systems, Inc. approve, on an advisory basis, the fiscal year 2020 compensation of Inspire Medical Systems, Inc.’s named executive officers as described in the “Executive Compensation” section and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Inspire Medical Systems, Inc.’s Proxy Statement for the 2021 Annual Meeting of Stockholders.”
Board Recommendation
Our Board of Directors unanimously recommends you vote FOR the resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the “Executive Compensation” section, the accompanying compensation tables and related narrative disclosure of this Proxy Statement.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2022 (the “2022 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416, in writing not later than November 16, 2021.
Stockholders intending to present a proposal at our 2022 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2022 Annual Meeting no earlier than the close of business on December 30, 2021 and no later than the close of business on January 29, 2022. The notice must contain the information required by our bylaws. In the event that the date of the 2022 Annual Meeting is more than 30 days before or more than 60 days after April 29, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business of the 90th day prior to the 2022 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
2020 ANNUAL REPORT
Our 2020 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2020 Annual Report, including our Annual Report on Form 10-K for 2020, at www.proxyvote.com.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Inspire Medical Systems, Inc., 5500 Wayzata Blvd., Suite 1600, Golden Valley, MN 55416.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.
By Order of the Board of Directors

Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary
Golden Valley, Minnesota
March 16, 2021

Inspire
Sleep Apnea Innovation

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/INSP2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41137-P48013 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INSPIRE MEDICAL SYSTEMS, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Class III Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

_______________________________

**Nominees:**

01) Marilyn Carlson Nelson
02) Jerry C. Griffin, M.D.
03) Casey M. Tansey

**The Board of Directors recommends you vote FOR proposals 2 and 3:**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

D41138-P48013

**INSPIRE MEDICAL SYSTEMS, INC.**
**Annual Meeting of Stockholders**
**April 29, 2021 8:00 AM, Central Time**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Timothy Herbert and Richard Buchholz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INSPIRE MEDICAL SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Central Time on April 29, 2021, at www.virtualshareholdermeeting.com/INSP2021 and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.**

**Continued and to be signed on reverse side**